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                                                                   EXHIBIT 10.30


June 1, 1992

Richard Riley
469 Valley Wood Circle
Golden Valley, Minnesota 55422


Dear Rick:

This letter, when signed by the you, will constitute an agreement between Cardiac Pathways Corporation (the "Company") and the you (the "Executive") concerning your employment and will supercede all previous agreements and discussions.

1. The Company hereby hires the Executive and the Executive hereby accepts employment as Vice President Software Engineering of the Company.

2. The Company agrees to pay the Executive a monthly base salary of $9,166.67 payable in accordance with the Company's standard payroll policy.

3. The Executive's employment with the Company will be at-will and may be terminated by the Executive or the Company at any time.

4. The Company will issue to the Executive an option exercisable for 75,000 shares of Common Stock at its fair market value on the date of the grant. The current fair market value of Common Stock is $0.15. The grant of this option is subject to the Board of Directors' approval. The stock option will vest over a four year period with 12/48 of the shares vesting on the Executive's one year anniversary date with the Company and an additional 1/48 of the total number of shares vesting at the end of each full month thereafter. The stock option shall be represented by the Company's standard form of stock option agreement. This vesting schedule could be modified by the terms outlined in Sections 5 and 6.

5.      a.     The term of this Agreement shall commence on July 1, 1992 and shall continue until terminated by either party in accordance with the provisions of this Section 8.

        b. This Agreement may be terminated by the Company at any time for Justifiable Cause (as hereinafter defined) provided that the Company shall pay the Executive an amount equal to the sum of his then current monthly base salary as a severance payment for one month following

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Rick Riley
June 1, 1992
Page Two


               the date of termination. For the purpose of this Agreement, the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) the Executive's conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude, (ii) the Executive's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) the Executive's commission of an act, or failure to act, which the Executive's supervisor at the Company shall reasonably have found to have involved misconduct or gross negligence on the part of the Executive, in the conduct of his duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependency on the part of the Executive which interfere with the performance of his duties hereunder, (v) the Executive's willful and material breach or refusal to perform his services as provided herein, (vi) any other material breach of this Agreement or (vii) the willful and material failure or refusal to carry out a direct request of the Executive's supervisor. The payment to the Executive of the severance payment described in this Section 5(b) will discharge all of the Company's obligations to the Executive.

        c. This Agreement may be terminated by the Company at any time without justifiable Cause provided that the company shall pay the Executive an amount equal to the sum of his then current monthly base pay as a severance payment for a period of six months following the date of termination, or until the Executive finds other employment whichever is shorter. Any payments made pursuant to this Section 5(c) shall be reduced to the extent the Executive receives any other earnings related to employment or consulting services or other unemployment or disability compensation during the six month period. The payment to the Executive of the severance payment described in this Section 5(c) will discharge all of the Company's obligations (subject to the provisions noted in Section 6) to the Executive. If such termination takes place in the first year of the Executive's employment with the company, the incentive stock option will vest at 1/48 per month, and the one year waiting period pursuant to Section 4 shall be waived.

        d. This Agreement may be terminated by the Executive at any time upon 30 days written notice, in which case the Company shall have no severance or other obligations to the Executive.


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Rick Riley
June 1, 1992
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6.      Notwithstanding anything set forth in this Section 6, upon the
        Executive's involuntary termination of employment from the Company (for any reason other than for Justifiable Cause) on or after an Acquisition (as defined below), the 75,000 shares of Common Stock described in
        Section 4 above shall be fully and immediately exercisable. For purposes of this Section 6, an Acquisition shall be defined as a merger, reorganization, or sale of all or substantially all of the assets of the Company in which the shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction. The resignation of the Executive after a Constructive Termination (as defined below) shall be treated as an involuntary termination of employment under this Section 6. For purposes of this
        Section 6, a Constructive Termination shall mean a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than thirty-five (35) miles.

7. As a condition of the Executive's employment, the Executive will also be required to execute the Company's standard Proprietary Information Agreement, a copy of which is enclosed with this letter.

8. As additional compensation, the Company will pay up to $2,000 per month, less applicable withholding to the Executive for the Executive's temporary living expenses including food, laundry and rent for an apartment or home in the San Francisco Bay area. The temporary living expense allowance will terminate when both of the Executive's Minneapolis homes have sold, up to a maximum of twelve months. The Company will also pay the cost of several round-trip airplane tickets to Minneapolis to expedite the transition to the Bay area.

9. The Company will also pay the following expenses, to help move the Executive to the Bay area:

        a. All expenses incurred in moving the Executive's personal belongings, from the Minneapolis area to the San Francisco Bay area;

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Rick Riley
June 1, 1992
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        b.     Real estate commissions paid by the Executive to the Executive's real estate broker in connection with the sale of the Executive's most recently purchased home in Minneapolis;

        c. Closing costs up to $10,000 on the purchase of a residential dwelling in the San Francisco Bay area during the Executive's tenure at the Company.

        d. The Executive agrees to relocate to the Bay area and start work on or before August 3, 1992.

10. After the Executive has purchased a home in the San Francisco Bay area, the Company will lend the Executive each month for a maximum period of sixty (60) months an amount equal to the difference between the Executive's monthly mortgage for the Executive's current residence and the monthly mortgage payment for the Executive's home in the San Francisco Bay area, up to a maximum of $1,000 per month. This loan will be due on the earlier of (i) five years from the date of the first monthly loan, or (ii) six months after the termination of the Executive's employment with the Company. At the Executive's option, the loan may be structured in one of two ways. First, it can be a loan bearing interest at the applicable federal rate as defined in the Internal Revenue Code of 1986 and the regulations thereunder, or second, it can be an interest free loan secured by a trust deed on the Executive's new residence.

If you are in agreement with this proposal, please execute a copy of this letter and the Proprietary Information Agreement and return them to me as soon as possible.

Best personal regards,


Cardiac Pathways Corporation                 Acknowledged and Accepted


By: /s/ WILLIAM N. STARLING                  /s/ RICHARD RILEY
   --------------------------------          -----------------------------------
   William N. Starling                       Richard Riley
   President